UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2013

HELIOS ADVANTAGE INCOME FUND, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32339	77-0650061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Brookfield Place 250 Vesey Street New York, New York	10281-1023
(Address of principal executive offices)	(Zip Code)

(800) 497-3746

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Helios Closed-End Funds1 today announced that the U.S. District Court for the Western District of Tennessee has approved the Stipulation of Settlement filed by the parties to In re Helios Closed-End Funds Derivative Litigation, Case No. 2:11-cv-02935 (W.D. Tenn.) (the “Litigation”). The approved Stipulation, the full terms of which were publicly disclosed on January 11, 2013 in a prior Form 8-K notice, settles and provides for the dismissal of the derivatives claims filed on behalf of the Closed-End Funds in the Litigation in exchange for a settlement payment to the Closed-End Funds by Regions Financial Corp. and several Morgan Keegan affiliated entities, as defined in the Stipulation, in the amount of $6.0 million, less an attorneys’ fee award in the amount of $1.8 million. It is expected that each of the Closed-End Funds’ share of the settlement, after the attorneys’ fee award is deducted, will be approximately the amounts reflected below, based upon an allocation of the settlement to the Closed-End Funds approved by the Closed-End Funds’ Boards of Directors:

Helios Advantage Income Fund, Inc.	$1,189,115 ($0.18 per share)
Helios Multi-Sector High Income Fund, Inc.	$1,196,838 ($0.16 per share)
Helios High Income Fund, Inc.	$861,177 ($0.18 per share)
Helios Strategic Income Fund, Inc.	$952,870 ($0.16 per share)

[1]	Helios Advantage Income Fund, Inc. (formerly RMK Advantage Income Fund, Inc.), Helios High Income Fund, Inc. (formerly RMK High Income Fund, Inc.), Helios Multi-Sector High Income Fund, Inc. (formerly RMK Multi-Sector High Income Fund, Inc.) and Helios Strategic Income Fund, Inc. (formerly RMK Strategic Income Fund, Inc.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS ADVANTAGE INCOME FUND, INC.

By:	/s/ Kim Redding
Kim Redding
President

Date: September 6, 2013